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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

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FOR IMMEDIATE RELEASE

NEW REPORT ILLUSTRATES COMPAQ MERGER
DESTROYS STOCKHOLDER VALUE

Palo Alto, CA, January 23, 2002 — Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today filed with the Securities and Exchange Commission a new report illustrating that the Compaq merger destroys stockholder value.

“The report filed today confirms that a merger with Compaq will significantly diminish the value of HP’s stockholders’ investment on both a short-term and a long-term basis,” Mr. Hewlett stated.

“I believe that this transaction is not strategically sound. It will dilute HP’s stockholders’ interest in the profitable imaging and printing business by one-third while doubling down on low-end commodity businesses like PCs. It is a bet-the-company move on a transaction that is not appropriate for HP. The integration risk is substantial and unacceptable, and no significant combination involving a computer company has ever met expectations,” Mr. Hewlett added.

THIS VOTE IS ALL ABOUT STOCKHOLDER VALUE

“It is misleading for HP to suggest that this merger creates value for HP stockholders. HP’s analysis creates a false impression of value by taking credit for hypothetical 2004 cost savings benefits while ignoring the costs required to buy Compaq and restructure the business. HP is also working with unrealistically low assumptions on lost revenues and their profit impact that run counter to history and analyst forecasts,” Mr. Hewlett continued.

“HP’s theoretical value calculation bears no resemblance to the real-world negative assessment made by the market. As of January 22, 2002, HP’s stock price performance has lagged an index of comparable companies by more than $4 per share since the merger was announced. This means that HP stockholders have lost more than $8 billion relative to the index,” Mr. Hewlett said.

The report illustrates in detail how HP is misleading stockholders with its assertion that the proposed merger would create additional value of $5 — $9 per share. The report also illustrates why the proposed merger is likely to be significantly dilutive to HP stockholders—reducing their expected future earnings per share—and how the proposed merger would destroy, rather than create, stockholder value.

The report indicates:

•	HP’s analysis does not represent a complete accounting of the financial impact of the transaction. The analysis values only the positive impact of cost savings net of expected revenue loss. It does not account for either:

•	the core earnings dilution—the cost associated with HP issuing stock to Compaq stockholders at a much higher multiple (55 times CY2002 earnings) than the multiple at which HP’s own stock trades (23 times CY2002 earnings); or

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•	the restructuring costs involved in executing the transaction and achieving the cost savings.

•	HP’s assumptions are unrealistic. HP makes assumptions concerning revenue loss and contribution margins that are unrealistic and inconsistent with analysts’ forecasts, industry precedents and a careful analysis of cost structure.

•	HP assumes that the transaction will only reduce revenues by 4.9% ($4 billion in CY2004) while independent analysts estimate a revenue loss of 10% ($8 billion in CY2004).

•	HP assumes that for every dollar of lost revenue, it will only lose $0.12 of operating profit while an independent analyst estimates a loss of $0.25 of operating profit for every dollar of lost revenue.

•	By way of comparison, Compaq experienced a revenue loss of 13% and an operating profit decline of $.56 for every dollar of lost revenue following its DEC acquisition.

•	HP’s assessment fails to acknowledge the substantial integration risks. HP’s assessment looks at only one scenario: successful execution. HP’s optimism about integration reflects the triumph of hope over experience. HP has never done anything like this before, and both HP and Compaq management have a history of being over-optimistic.

•	The proposed merger would destroy stockholder value. When taking into account all of the costs as well as the benefits of the proposed merger, and using more reasonable assumptions, the value impact to HP stockholders is negative, a loss of more than $4.50 per share. Using assumptions based upon precedent transactions, rather than the midpoint estimates used in the report, the impact to HP stockholders would be much worse. This likely destruction of stockholder value is evidenced by the market reaction to the transaction.

HP’s claims about value creation through cost savings are an attempt to use partial information to distract stockholders from evaluating the real strategic issues and negative financial impact of the Compaq acquisition.

The report was prepared by Friedman, Fleischer & Lowe and The Parthenon Group. The report will be available on the web at www.sec.gov.

About Walter B. Hewlett
Walter B. Hewlett, an independent software developer, serves as Chairman of The William and Flora Hewlett Foundation, where he has been a director since its founding in 1966. Mr. Hewlett is also a trustee of the William R. Hewlett Revocable Trust. He has served since 1987 on the Board of Directors of Hewlett-Packard Company and since 1999 on the Board of Directors of Agilent Technologies, Inc. He was elected to the Board of Overseers of Harvard University in 1997. In 1994, Mr. Hewlett participated in the formation of Vermont Telephone Company of Springfield, Vermont and currently serves as its Chairman. He founded the Center for Computer Assisted

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Research in the Humanities in 1984, and currently serves as a director of the Center. He also serves on the boards of The Public Policy Institute of California and The Packard Humanities Institute. Mr. Hewlett is the son of the late Hewlett-Packard Company co-founder, William R. Hewlett.

ADDITIONAL IMPORTANT INFORMATION
On December 27, 2001, Walter B. Hewlett, Edwin E. van Bronkhorst and The William R. Hewlett Revocable Trust (the “Trust”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of Hewlett-Packard Company in connection with a meeting of stockholders of Hewlett-Packard to be held for the purpose of voting on various matters relating to the possible merger transaction involving Hewlett-Packard and Compaq Computer Corporation (the “Proposed Merger”). This preliminary proxy statement was revised by Amendment No. 1 to the Schedule 14A filed with the Securities and Exchange Commission on January 14, 2002 (the “Revised Preliminary Proxy Statement”). Mr. Hewlett, Mr. van Bronkhorst and the Trust will prepare and file with the Securities and Exchange Commission a definitive proxy statement relating to their opposition to the Proposed Merger and may file other proxy solicitation materials regarding the Proposed Merger. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The Revised Preliminary Proxy Statement is, and the definitive proxy statement (when it becomes available) will be, available for free at www.sec.gov, along with any other relevant documents. You may also obtain a free copy of the Revised Preliminary Proxy Statement, or the definitive proxy statement (when it becomes available), by contacting MacKenzie Partners at 212-929-5500, or by sending an email to proxy@mackenziepartners.com.

Information regarding the names, affiliation and interests of persons who may be deemed to be participants in our solicitation of proxies of Hewlett-Packard’s stockholders is available in the Revised Preliminary Proxy Statement filed with the SEC on January 14, 2002.

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